Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Proxy Statement constituting a part of this Registration Statement Amendment No. 1 on Form F-4 of our report dated January 15, 2021, relating to the consolidated financial Statements of Maven Topco Limited, which is contained in that Proxy Statement. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

February 24, 2021